Exhibit 10.2

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

OF CENTERSTATE BANKS OF FLORIDA, INC.

This Change in Control and Severance Agreement (this “Agreement”) is made and entered into this      day of     , 2006, by and among CenterState Banks of Florida, Inc. (the “Corporation”), a corporation organized under the laws of the State of Florida, with its main office in Winter Haven, Florida and              (the “Executive”). Any reference to the “Board of Directors” herein shall mean the Board of Directors of the Corporation.

WHEREAS, the Executive has heretofore served in the position of              of the Corporation:

NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. No Employment Contract

The parties hereto acknowledge and agree (i) that this Agreement is not a management or employment agreement and (ii) that none of the terms and conditions contained herein shall be operative until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he/she is an employee-at-will of the Corporation, and/or any subsidiary thereof.

2. Term of Agreement

(a) The term of this Agreement shall be for a period beginning on the execution date of this Agreement and ending on the date of the first board of directors meeting immediately following the 2009 annual shareholders’ meeting expecting to occur on the last Tuesday of April 2009 (“first renewal date”). This Agreement will automatically renew for subsequent three year periods (approximately), ending on the first board of directors meeting immediately following every third annual shareholders meeting thereafter (“future renewal dates”). The board of directors may elect to terminate this agreement, subject to paragraph 5(c), by majority vote, only on the first renewal date or any future renewal dates, unless as otherwise provided herein.

(b) Subject to Paragraph 5(c), if, prior to a Change in Control of the Corporation, the Executive ceases for any reason to be an employee of the Corporation, the term of this Agreement shall be deemed to have expired and this Agreement will terminate and be of no further effect.

(c) Unless sooner terminated as set forth herein, this Agreement shall terminate when the Executive reaches age sixty-five (65).

3. Termination for Cause

(a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination by the Corporation for “Cause” shall mean only the following events:

(i)	material breach of any provision of this Agreement:

(ii)	breach of a fiduciary duty involving personal gain or profit;

(iii)	intentional failure to perform stated duties;

(iv)	a willful and material breach of the policies and procedures for the operation of the Corporation, including any subsidiaries;

(v)	willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense); or

(vi)	willful misconduct;

and any such act shall have been materially harmful to the Corporation, as determined by its Board of Directors.

(b) For purposes of Paragraphs 3(a)(iv), 3(a)(v) and 3(a)(vi), no act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Corporation.

4. Voluntary Termination of Agreement

This Agreement may be terminated by the Executive at any time upon sixty (60) days’ written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the Board of Directors.

5. Change in Control

(a) If, during the term of this Agreement, there is a Change in Control of the Corporation, the Executive shall be entitled to a change of control payment. The amount of this change of control payment shall be the benefits specified in Paragraph 6 of this Agreement.

(b) For purposes of this Agreement, a “Change in Control of the Corporation” shall mean:

(i)	The acquisition after the date of this Agreement by a person or persons acting in concert of the power to vote 51% or more of a class of the Corporation’s voting securities.

(ii)	during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors in office at the beginning of the period;

(iii)	the Corporation shall have merged into or consolidated with another corporation, or merged another corporation into the Corporation, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is held in the aggregate by the holders of voting stock of the Corporation immediately prior to such transaction; or

(iv)	the Corporation shall have sold or otherwise transferred 75% or more of its assets to another person. The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

(c) Notwithstanding the second clause of the first sentence of Paragraph 1, if, following the commencement of discussion by the Corporation that ultimately results in a Change of Control of the Corporation, but prior to the occurrence of a Change in Control of the Corporation, the Executive’s employment is terminated by the Corporation for any reason other than for Cause, or the Board of Directors elects to terminate this Agreement pursuant to Section 2(a), the Executive will be entitled to a severance payment. The amount of this severance payment shall be the benefits specified in Paragraph 6 of this Agreement.

6. Change in Control or Severance Benefits

If within one year following a Change in Control the employment of the Executive is terminated (i) by Corporation or its subsidiaries, as the case may be, for any reason other than Cause, or (ii) by the Executive for Good Reason, then on or before the effectiveness of such termination, Corporation shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash payment equal to 2.5 times (two and one half times) the Executive’s annual base salary. The term annual base salary shall refer to the Executive’s then current base salary annualized and does not include cash bonus payments, if any, for services rendered to the Corporation or any subsidiary. The foregoing shall be in addition to any other rights that the Executive may be entitled to under any other agreements with, or benefit plans of, the Corporation or any subsidiary.

The Executive will serve for one year following the change of control at the request of acquirer as long as employment is not terminated by the Executive for Good Reason or by the employer for Cause. On the first day immediately following one year of service after the Change of Control, the Executive has the option to terminate his/her employment, for any reason, and to receive a lump sum cash payment equal to 2.5 times (two and one half times) the Executive’s annual base salary as determined above.

In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Company constitutes or is deemed to be an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions) (“Excise Tax”), the Company shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject), as is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Employee on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

6(A). Cause and Good Reason

For purposes of this Agreement, “Cause” shall have the meaning set forth in section 3(a) of this Agreement.

For purposes of this Agreement, “Good Reason” shall mean (i) without the express written consent of the Executive, any reduction of the Executive’s base salary with Corporation or any of its subsidiaries, as the case may be, (ii) without the express written consent of the Executive, Corporation or any of its subsidiaries, as the case may be, requiring the Executive to be based in any office or location other than at which the Executive is based at the date of the Change of Control (except for travel which is reasonably required in the performance of the Executive’s responsibilities and which is substantially similar as to frequency and duration to the travel required of the Executive during the one-year period immediately prior to the date of the Change of Control), or (iii) without the express written consent of the Executive, Corporation or any of its subsidiaries, as the case may be, significantly reduces the duties, responsibilities, authority or title of the Executive.

Any termination by Corporation or any of its subsidiaries, as the case may be, for Cause or by the Executive for Good Reason shall be communicated by a Notice of termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date of this Agreement.

7. Payment of Legal Fees

If the Executive or the Corporation initiates a proceeding, the prevailing party shall be entitled to reimbursement from the other party for all reasonable legal fees and expenses incurred.

8. Successor Organization

The obligations of the Corporation as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Corporation, as well as any organization which assumes substantially all of the liabilities of the Corporation whether by merger, consolidation, or other form of business combination.

9. Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A. If to the Corporation, to:

Board of Directors
CenterState Banks of Florida, Inc.
1101 First Street South, Suite 202
Winter Haven, FL 33880

B. If to the executive, to:

______________________

______________________

______________________

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

10. No Mitigation Required

There shall be no requirement that Executive mitigate any damages or reduce the amount of any payment provided for in Paragraph 5(c) or Paragraph 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 6 be reduced by any compensation earned by Executive as the result of employment by any other employer after the date of termination or otherwise.

11. Amendments

No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto, except as herein otherwise provided.

12. Paragraph Headings

The paragraph headings used in the Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

13. Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Governing Law; Venue

The Agreement shall, except to the extent that federal law (including any law, rule, or applicable banking regulation) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a State court located in Polk County, Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

WITNESSES:	CENTERSTATE BANKS OF FLORIDA, INC.

By:

Its:

(“Executive”)